Exhibit 4.7

SECOND AMENDMENT TO THE

Ultragenyx Pharmaceutical Inc.

Employment Inducement Plan

WHEREAS, Ultragenyx Pharmaceutical Inc., a Delaware corporation (the “Company”) maintains the Ultragenyx Pharmaceutical Inc. Employment Inducement Plan, as amended (the “Plan”); and

WHEREAS, pursuant to Section 9 of the Plan, the Compensation Committee may amend the Plan at any time and for any purpose as permitted by law, including to increase the maximum number of shares of Stock for which awards may be granted under the Plan.

NOW, THEREFORE, pursuant to its authority under Section 9 of the Plan, the Board of Directors of the Company hereby amends the Plan as follows, effective as of June 26, 2024 (the “Amendment Effective Date”):

1.
Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 1,200,000. For purposes of this Section 4(a), the aggregate number of shares available for issuance under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under this Plan.”

2.
This Second Amendment shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

3.
All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Ultragenyx Pharmaceutical Inc. Employment Inducement Plan, effective as of the Amendment Effective Date, subject to the approval of the Board.

ULTRAGENYX PHARMACEUTICAL INC.

By: /s/ Emil D. Kakkis, M.D., Ph.D.

Name: Emil D. Kakkis, M.D., Ph.D.

Title: President and Chief Executive Officer

Signature Page to

Second Amendment to the

Ultragenyx Pharmaceutical Inc.

Employment Inducement Plan